SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                           AvalonBay Communities, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                  [FPO-HIGH RES LOGO ALREADY AT PRINTING PLANT]



                        2900 Eisenhower Avenue, Suite 300
                           Alexandria, Virginia 22314

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 5, 1999

                                   ----------

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of AvalonBay Communities, Inc. (the "Company") will be held on Wednesday, May 5, 1999 at 9:30 a.m. local time at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia, for the following purposes:

     1. To elect the following nine (9) directors to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified: Gilbert M. Meyer, Richard L. Michaux, Bruce
          A. Choate, Michael A. Futterman, John J. Healy, Jr., Richard W. Miller, Brenda J. Mixson, Lance R. Primis and Allan D. Schuster.

     2. To transact such other business that may be properly brought before the Annual Meeting and at any adjournments thereof.

     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned.

     The Board of Directors has fixed the close of business on March 22, 1999 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only stockholders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

     You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a later dated proxy. Stockholders of record of the Company's Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.


                                        By Order of the Board of Directors

                                                        Edward M. Schulman
                                                                 Secretary

Alexandria, Virginia
April 8, 1999

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           AvalonBay Communities, Inc.
                        2900 Eisenhower Avenue, Suite 300
                           Alexandria, Virginia 22314

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                     FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held on May 5, 1999


                                                                   April 8, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AvalonBay Communities, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 5, 1999 and at any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon the election of nine (9) directors of the Company and act upon any other matters properly brought before them.

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 8, 1999. The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 64,104,679 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held.

     The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

     Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the nine (9) nominees for directors of the Company named in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy
Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

     A stockholder of record of the Company's Common Stock may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record of the Company's Common Stock as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

     The Company's 1998 Annual Report, including financial statements for the fiscal year ended December 31, 1998, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     Upon consummation of the merger (the "Merger") of Avalon Properties, Inc. ("Avalon Properties") with and into the Company in June 1998, the Board of Directors of the Company consisted of twelve members. However, since the departure of Charles H. Berman in February 1999, the Board of Directors has consisted of eleven members. Two current members of the Board of Directors, Christopher B. Leinberger and Thomas H. Nielsen, have determined not to stand for re-election. Accordingly, nine directors will be elected at the Annual Meeting to serve until the 2000 Annual Meeting and until their successors are elected and qualified, and prior to or following the Annual Meeting the Board of Directors will fix the number of directors of the Company at nine, effective as of May 5, 1999.

     The following persons who have chosen to stand for re-election as directors of the Company have been nominated by the Board of Directors: Gilbert M. Meyer, Richard L. Michaux, Bruce A. Choate, Michael A. Futterman, John J. Healy, Jr., Richard W. Miller, Brenda J. Mixson, Lance R. Primis and Allan D. Schuster (the "Nominees"). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters--Stockholder Proposals for Annual Meetings" for a summary of these requirements.

Required Vote and Recommendation

     Only stockholders of record of the Company's Common Stock are entitled to vote on this proposal. Proxies will be voted for Proposal 1 unless contrary instructions are set forth on the enclosed Proxy Card. A plurality of the votes cast for the election of a Nominee for director shall elect such Nominee. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

The Board of Directors unanimously recommends a vote "FOR" all of the Nominees.

Information Regarding Nominees, Directors and Executive Officers

     The following table sets forth certain information with respect to the Nominees for election as directors at the Annual Meeting based on information furnished to the Company by each Nominee. Unless otherwise specified, the following information is as of January 25, 1999 and is based upon 64,095,626 shares of Common Stock outstanding at the close of business on such date.

                                                               Amount and Nature
                                                                 of Beneficial         Percent
                                               Director          Ownership of            of
Name of Nominee                       Age        Since          Common Stock(1)         Class
---------------                       ---      --------        -----------------       -------
Gilbert M. Meyer .................    54         1978          1,181,576(2)             1.8%
Richard L. Michaux ...............    55         1998            608,024(3)               *
Bruce A. Choate ..................    51         1994             22,500(4)(5)            *
Michael A. Futterman .............    56         1998             40,780(5)(6)(7)         *
John J. Healy, Jr. ...............    52         1996             21,000(8)               *
Richard W. Miller ................    58         1998             11,140(5)(9)            *
Brenda J. Mixson .................    46         1994             25,000(4)               *
Lance R. Primis ..................    52         1998                  0(10)              *
Allan D. Schuster ................    57         1998             44,876(7)               *

----------
*    Less than one percent.

(1) Except as otherwise noted, each individual in this table has sole voting and investment power over the shares listed.

(2) Includes (i) 250,000 shares issuable upon the exercise of stock options that vested on or before March 26, 1999, (ii) 23,463 shares issuable upon Mr. Meyer's termination of employment with the Company pursuant to an election to defer compensation in accordance with the terms of the 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), and (iii) 908,113 shares held jointly with spouse.

(3) Includes (i) 179,270 shares issuable upon the exercise of stock options that vested on or before March 26, 1999, (ii) 2,173 shares owned indirectly by Mr. Michaux's spouse, (iii) 52,244 shares owned indirectly by The Michaux Family LLC and (iv) 374,337 shares held jointly with spouse.

(4) Includes 21,000 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(5) Does not include 3,000 shares issuable in the future under a deferred stock award granted to the Nominee pursuant to an election under the Stock Incentive Plan.

(6)  Includes 7,683 shares owned indirectly by Mr. Futterman's wife.

(7) Includes 29,195 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(8) Includes 15,000 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(9) Includes 7,683 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(10) Does not include 2,000 shares issuable in the future under a deferred stock award granted to the Nominee pursuant to an election under the Stock Incentive Plan.

     The following biographical descriptions set forth certain information with respect to the Nominees, the directors of the Company who are not standing for re-election and the executive officers of the Company who are not directors, based on information furnished to the Company by each Nominee, director and executive officer. There is no family relationship between any director or executive officer of the Company. The executive officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her death, resignation or removal in the manner provided in the Company's Bylaws.

Nominees for Election as Directors

     Gilbert M. Meyer is the founder and Executive Chairman of the Company and, since 1978, has been continuously involved with the Company as an executive officer, director and stockholder. Prior to the completion of the Merger in June 1998, Mr. Meyer served as the Company's Chairman, President and Chief Executive Officer. Mr. Meyer also was the founder and stockholder of certain affiliates of the Company. Prior to founding the Company, Mr. Meyer was Chief Financial Officer for BAS Homes and prior to that was a Vice President responsible for real estate workouts for Boise Cascade Credit Corporation. Mr. Meyer is a licensed Certified Public Accountant and General Contractor, and holds a B.A. degree from St. Mary's College of California and an M.B.A. degree from the University of California at Berkeley. In addition, he currently serves as a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and of the Policy Advisory Board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley.

     Richard L. Michaux has been a director and Chief Executive Officer of the Company since the Merger, and he assumed the office of President following Mr. Berman's departure in February 1999. He had previously been a director and the Chief Executive Officer of Avalon Properties from its formation in August 1993 through the consummation of the Merger in June 1998. He had previously been a partner of Trammell Crow Residential ("TCR"), which he joined in 1980, and served as one of the three Group Managing Partners of TCR from 1986 to 1993. In that capacity, he was responsible for residential development in the Mid-Atlantic, Northeastern and Midwestern states. In previous positions, Mr. Michaux was in finance and general management with Sea Pines Company on Hilton Head Island, South Carolina from 1973 to 1975, a Division Manager of Ryan Homes in Virginia from 1975 to 1978 and Marketing Director for the Burke Centre, a 6,000 unit development in Fairfax, Virginia from 1978 to 1980. Mr. Michaux graduated from the United States Naval Academy with distinction and holds an M.B.A. degree from the University of North Carolina at Chapel Hill where he was a Morehead Fellow and a Dean's Scholar. Mr. Michaux's professional affiliations include: past Chairman of the National Multi Housing Council; member of the Gold Flight Council of Urban Land Institute (the "ULI"); Vice President/Treasurer of the United States Naval Academy Class of 1966 Foundation; and founding Board member of the D.C. Early Child Care Collaborative.

     Bruce A. Choate has been a director of the Company since April 1994. Since 1991, Mr. Choate has served as Chief Financial Officer of Watson Land Company, a privately-held real estate investment trust ("REIT") in Carson, California. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California as Senior Vice President and Chief Financial Officer. Mr. Choate graduated from the University of California, Los Angeles and attended the Graduate School of Business at the University of Southern California.

     Michael A. Futterman has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through the consummation of the Merger in June 1998. Since 1983, Mr. Futterman has been Chairman of American Realty Capital, a closely held real estate company which has arranged investments for its partners and stockholders in approximately $1.6 billion of property. From 1988 to 1992, Mr. Futterman also held the position of President of Elders American Realty Capital, Inc., a participating mortgage lender subsidiary of Elders IXL, an Australian public company. Prior to joining American Realty Capital, Inc., Mr. Futterman was employed by Eastdil Realty, Inc. from 1969 to 1983, where he was most recently Executive Vice President and a director. Mr. Futterman also served as a director of Dollar Dry Dock Savings Bank from July 1989 to March 1990, and Trustee of the International Center of Photography from 1986 to 1992. Mr. Futterman graduated from the Carnegie Institute of Technology and the Georgetown University Law School.

     John J. Healy, Jr. has been a director of the Company since May 1996, and is the founder and President of Hyde Street Holdings, Inc. From 1988 to 1996, Mr. Healy was a founder and a managing principal of the Hanford/Healy Companies, a national commercial real estate services company acquired by General Motors Acceptance Corporation--CM in September 1996. Mr. Healy was also a managing principal of Hanford/Healy Appraisal Company, a national real estate appraisal and consulting firm, and a principal of Hanford/Healy Asset Management Company, a national real estate asset management firm. Mr. Healy graduated from Hofstra University with a B.B.A. in Finance, Investment and Banking and a Master of Business Administration.

     Richard W. Miller has been a director of the Company since June 1998 and was a director of Avalon Properties from May 1997 through the consummation of the Merger in June 1998. From 1993 through 1997, he served as

Senior Executive Vice President and Chief Financial Officer of AT&T and as a member of AT&T's Chairman's Office. For the three years prior to joining AT&T, Mr. Miller led a reorganization of Wang Laboratories, Inc., where he was Chairman, President and Chief Executive Officer. Wang Laboratories, Inc. emerged from Chapter 11 bankruptcy in September 1993. From 1982 through 1988, he was with RCA Corporation and the General Electric Company which acquired RCA in 1986, first as RCA's Executive Vice President and Chief Financial Officer, then as RCA's Executive Vice President Consumer Products and Entertainment, overseeing what was then the largest consumer electronics business in the U.S., and finally as GE's Senior Vice President--Consumer Electronics. From 1970 to 1982, Mr. Miller was with Penn Central Corporation, including positions as the Chief Financial Officer of the parent company and Executive Vice President of its principal real estate subsidiary, Arvida Corporation. Mr. Miller holds a B.B.A. degree in economics from Case Western Reserve University and an M.B.A. in finance from Harvard Business School. Mr. Miller also serves as a director of Closure Medical Corporation.

     Brenda J. Mixson has been a director of the Company since April 1994. In March 1999, Ms. Mixson joined First Union Real Estate Equity and Mortgage Investments as interim Chief Financial Officer. From December 1997 until March 1999, Ms. Mixson worked at Prime Capital Holding, LLC, where she most recently served as Chief Financial and Investment Officer and Managing Director. From February 1996 until December 1997, Ms. Mixson was a Managing Director of the Emerging Markets, Fixed Income Department for ING Barings (U.S.) Securities, Inc., a member of the ING Group. Ms. Mixson previously served as Vice President--Real Estate Finance of ING Capital Corporation from March 1995 to February 1996. She served as an Executive Vice President and Chief Operating Officer of Reichmann International from April 1994 to March 1995. Ms. Mixson graduated from the University of Minnesota with a B.S. degree in Economics.

     Lance R. Primis has been a director of the Company since June 1998. Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer which he held from 1992 to 1996. In addition, Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. Mr. Primis currently serves as Chairman of PressPoint, Inc., a recently organized company that enables the transmission of newspapers through a digital satellite network to readers anywhere in the world upon demand. In addition, Mr. Primis is the Chairman of Duke University's DeWitt Center for Communications and Journalism and a member of the Board of Directors of The Torstar Corporation, Plum Holdings, LLC and the Partnership for a Drug Free America. Mr. Primis received a B.A. degree from the University of Wisconsin, and he completed the Marketing Management Program at Harvard Business School and the Stanford Executive Program at Stanford University.

     Allan D. Schuster has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through June 1998. He has been a private investor since June 1993. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that company's investment activities in commercial and agricultural real estate. During Mr. Schuster's tenure, Travelers' portfolio of mortgages, equities and joint ventures ranged between $12 billion and $20 billion. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a $2 billion real estate development company. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years he was Managing Director of Citicorp Real Estate, Inc. He is a Member of the Appraisal Institute and the ULI.

Directors Who Are Not Standing For Re-election

     Christopher B. Leinberger, 48, has been a director of the Company since June 1998 and was a Director of Avalon Properties from December 1993 through the consummation of the Merger in June 1998. He has been Managing Director and co-owner of Robert Charles Lesser & Co. since 1982, where he specializes in metropolitan development trends and strategic planning for cities and real estate companies. Robert Charles Lesser & Co. is one of the largest independent real estate advisory firms in the country, working on over 400 projects a year throughout North America. Mr. Leinberger is also a partner in Arcadia Land Company, a "New Urbanist" development firm, and a director and member of the compensation committee of Amresco Capital Trust. Mr. Leinberger has written many articles on strategic planning for real estate which have appeared in trade magazines such as Builder, Urban Land and National Real Estate Investor. He is also the author of Strategy for Real Estate Companies; Marketing, Finance, Organization, jointly published by the ULI and NAIOP. Mr. Leinberger is Chairman of the Board of Trustees of the College of Santa Fe. He is a graduate of Swarthmore College and the Harvard Business School.

     Thomas H. Nielsen, 68, has been a director of the Company since April 1994 and has been a self-employed consultant for large-scale real estate development projects since 1991. In 1993, Mr. Nielsen was named a Managing Director of the Orange County Office of U.S. Trust in California, N.A., and he held that position until July 1995, at which time he was named Consulting Director. He also served as Chief Executive Officer of the Orange County Performing Arts Center from 1993 to 1995. From 1978 to 1990, Mr. Nielsen served in various positions for The Irvine Company, a privately held real estate development company, including President and Vice Chairman, and he presently serves as a director. He is also a director of Candlewood Hotel Company, Inc. Mr. Nielsen holds a B.S. degree in Civil Engineering from the University of Washington and an M.B.A. degree from Stanford University.

Executive Officers Who Are Not Directors

     Bryce Blair, 40, was promoted to Chief Operating Officer of the Company in February 1999. From the consummation of the Merger in June 1998 through the date of such promotion, Mr. Blair served as the Company's Senior Vice
President--Development/Acquisitions, the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair oversees development, construction, property operations and acquisition activity throughout the Company's markets. Mr. Blair joined the Northeast Group of TCR in 1985 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Prior to joining the Northeast Group of TCR in 1985, he was a Project Manager with the Exxon Corporation responsible for managing the design, development and construction of capital improvement properties. Mr. Blair is a 1985 graduate of the Harvard Business School. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the ULI, the Real Estate Finance Association of Greater Boston Real Estate Board, and the Real Estate Investment Advisory Council.

     Robert H. Slater, 45, was promoted to Executive Vice President of the Company in February 1999. From the consummation of the Merger in June 1998 through the date of such promotion, Mr. Slater served as the Company's Senior Vice President--Property Operations, the same position he held with Avalon Properties from its formation in August 1993 through June 1998. He served previously as Chief Operating Officer of Trammell Crow Residential Services for the Mid-Atlantic region. Mr. Slater was responsible for opening and managing the Raleigh, North Carolina TCR office and was responsible for the development of several multifamily apartment communities. His responsibilities included all aspects of property management including property operations, marketing, training, human resources, risk management, resident services, engineering services and business development. Prior to joining TCR in 1988, Mr. Slater served as law clerk to (now Chief) Justice James G. Exum, Jr. of the Supreme Court of North Carolina and, thereafter, engaged in the private practice of law. Mr. Slater is a 1980 graduate of the University of Virginia School of Law with an undergraduate degree, cum laude, from Vanderbilt University.

     Thomas J. Sargeant, 40, has been Senior Vice President--Chief Financial Officer and Treasurer of the Company since the completion of the Merger in June 1998. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. He is responsible for all of the financial operations of the Company, including capital markets/finance, financial reporting and financial services, as well as information technologies. He previously served as Group Financial Officer for the Northeast Group of TCR, the Mid-Atlantic Group of TCR and the Midwest Group of TCR and oversaw the financial services operations (including accounting and financial reporting, cash management, payroll, information systems and internal audit) as well as project finance for the Midwest Group of TCR. Mr. Sargeant joined TCR in 1986 as Controller and was promoted to Chief Financial Officer in 1989 and to Group Financial Officer in 1992. Prior to joining TCR, Mr. Sargeant was with Arthur Andersen & Co., where he specialized in the construction and real estate industries, serving both private and publicly held clients. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College.

     Henry G. Irwig, 55, has been Senior Vice President--Construction since the completion of the Merger in June 1998. From January 1998 through June 1998, Dr. Irwig held the same position with Avalon Properties. Before joining Avalon Properties in January 1998, Dr. Irwig spent thirteen years with the Beacon group of companies, most recently as Executive Vice President for Management for Beacon Properties Corporation. During his tenure with Beacon, Dr. Irwig also served as an executive at Beacon Construction Company, where he was responsible for developing and implementing company-wide procedures and systems for improved planning, control and monitoring of projects. Before joining Beacon, Dr. Irwig was Winslow Associate Professor of Civil Engineering at the Massachusetts Institute of Technology, where he pursued teaching and research in the fields of construction management and organization. Dr. Irwig received Bachelor of Architecture as well as Doctor of Philosophy degrees from the University of the Witwatersrand, South Africa, and is a member of the American Institute of Architects and the American Society of Civil Engineers.

     Debra L. Shotwell, 37, has been Senior Vice President--Administration since the completion of the Merger in June 1998. From July 1995 through June 1998, Ms. Shotwell was the Vice President--Human Resources of the Company. From July 1987 to June 1995, she was the Director--Corporate Human Resources of PacifiCare Health Systems, Inc. Ms. Shotwell graduated from California State University--Sacramento with a degree in Business Administration. Ms. Shotwell is a Certified Compensation Professional.

Board of Directors and its Committees

     Board of Directors. The Board of Directors was expanded from six members to twelve members concurrently with the effectiveness of the Merger in June 1998, and such twelve member Board of Directors managed the Company throughout the remainder of 1998. Nine of such directors were independent of the Company's management. The Board of Directors met six times in person and held eight telephonic meetings during 1998. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he or she was eligible to attend.

     Audit Committee. The Board of Directors has established an Audit Committee consisting of Bruce A. Choate (Chair), Richard W. Miller, Thomas H. Nielsen and Lance R. Primis, all of whom are independent of the Company's management. The Audit Committee, among other things, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls and performs such other oversight functions as may be requested from time to time by the Board of Directors. The Audit Committee met two times during 1998.

     Compensation Committee. The Board of Directors has established a Compensation Committee to determine compensation for the Company's executive officers. The current members of the Compensation Committee are Lance R. Primis (Chair), Michael A. Futterman, Christopher B. Leinberger and Thomas H. Nielsen, all of whom are independent of the Company's management. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), to the employee directors, management and other employees of the Company and its subsidiaries. The Compensation Committee met three times during 1998.

     The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

Director Compensation

     Directors of the Company who are also employees receive no additional compensation for their services as directors. Prior to the Merger in June 1998, each non-employee director of the Company received a quarterly director's fee of $4,500 plus $1,000 for each regular quarterly meeting of the Board of Directors attended, $1,000 for each special meeting of the Board of Directors attended, $500 for participating in each special telephonic meeting of the Board of Directors and $1,000 for each committee meeting attended, other than committee meetings that were held on the same date as a regular or special meeting for which a fee was already paid. In accordance with this payment schedule, during 1998 Messrs. Choate, Healy and Nielsen and Ms. Mixson received $25,500, $18,500, $21,000 and $22,500, respectively. In addition, pursuant to the Stock Incentive Plan, on the fifth business day following the 1998 Annual Meeting of Stockholders (i.e., June 11, 1998), each non-employee director received options to purchase 10,000 shares of Common Stock at the last reported sale price of the Common Stock on the New York Stock Exchange ("NYSE") on such date (i.e., $36.125). Following the Merger, the Company ceased paying non-employee directors cash compensation for their services as directors.

     In connection with the Merger, each non-employee director who had served as a director of the Company or Avalon Properties prior to the Merger also received an additional one-time restricted stock (or deferred stock award) grant of 3,000 shares of Common Stock and each non-employee director of the Company who had not so served received a one-time restricted stock (or deferred stock award) grant of 2,000 shares of Common Stock.

     In 1999, directors will receive no cash fees, but will instead receive the following equity-based awards. Under the Stock Incentive Plan, on the fifth business day following each annual meeting of stockholders, each of the Company's non-employee directors automatically receives options to purchase 10,000 shares of Common Stock at the last reported sale price of the Common Stock on the NYSE on such date and a restricted stock (or a deferred stock award) grant for 2,000 shares of Common Stock. Subject to accelerated vesting under certain limited circumstances, all of such stock options become exercisable one year after the date of grant and such shares of restricted stock (or deferred stock awards) granted to non-employee directors vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance. If a director elects to receive a deferred stock award in lieu of restricted stock, at the time of such election the director also elects at what time in the future he or she will receive shares of stock in respect of the vested portion of the deferred stock award.

Executive Compensation

     The following table sets forth, for each of the Company's last three fiscal years, the annual compensation awarded to each of the two persons who served as the Company's chief executive officer during 1998 and the four most highly compensated executive officers of the Company during 1998 other than the aforementioned chief executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                      Annual                      Long-Term
                                                   Compensation              Compensation Awards
                                            -------------------------    ----------------------------
                                                                         Securities
                                                                           Under-        Restricted        All Other
                                                                            Lying           Stock        Compensation
Name and Principal Position      Year         Salary        Bonus(1)     Options(#)(2)   Awards($)(3)      ($)(4)(5)
---------------------------      ----       ----------    -----------    -------------   ------------    ------------
Gilbert M. Meyer(6) ...........  1998       $338,462(7)   $252,000(7)       62,000       $198,400(8)       $ 73,846
   Executive Chairman            1997        294,455(9)    250,287(9)      100,000        379,375(10)         1,000
                                 1996        244,231       183,173         100,000        727,500(11)         1,000

Richard L. Michaux(12) ........  1998        231,542       252,000          62,000        198,400(8)        120,268
   President and Chief
   Executive Officer

Bryce Blair(12) ...............  1998        180,212       241,941          46,500        150,720(13)        32,288
   Chief Operating Officer

Robert H. Slater(12) ..........  1998        178,621       225,000          46,500        158,720(14)        41,150
   Executive Vice President--
   Property Operations

Charles H. Berman(12)(15) .....  1998        219,440       252,000          62,000        198,400(8)         65,880
   Former President and Chief
   Operating Officer

Jeffrey B. Van Horn(16) .......  1998        270,962       202,500         107,200        128,960(17)        53,219(18)
   Former Senior Vice            1997        192,246        83,811          50,000        379,375(10)        31,939(19)
   President--Investments        1996         83,823(20)    36,190          45,000         61,750(21)        25,099(22)

----------
(1) Cash bonuses may be paid under the Company's corporate bonus program in the discretion of the Compensation Committee to executive officers, subject to certain performance-based criteria. For a general description of the program, see "Compensation Committee Report on Executive Compensation."

(2)  The options to purchase  Common  Stock that are listed for 1998  consist of
     (A) 70,000 options granted on March 8, 1998 to Mr. Van Horn and (B) options granted on February 17, 1999 in the following amounts: Mr. Meyer--62,000; Mr. Michaux--62,000; Mr. Blair--46,500; Mr. Slater--46,500; Mr.
     Berman--62,000; and Mr. Van Horn--37,200. All options granted to Messrs. Berman and Van Horn became exercisable upon termination of their employment. The Summary Compensation Table does not include options to purchase common stock of Avalon Properties that were converted into the right to purchase Common Stock of the Company in connection with the Merger. On March 8, 1998, Avalon Properties granted options to purchase common stock of Avalon Properties to Messrs. Blair, Slater and Berman; upon consummation of the Merger, these options converted into options to purchase 80,000, 80,000 and 125,000 shares of Common Stock of the Company, respectively.

(3) During the period from March 1994 through December 31, 1998, 42,000 shares of restricted stock were granted by the Company to the Named Executive Officers, of which 29,000 shares had not yet vested. Based on the last reported sale price of the Company's Common Stock on the NYSE on December 31, 1998 of $34.25 per share, the aggregate dollar value of these 29,000 shares of restricted stock was $993,250. This does not include shares of restricted stock of Avalon Properties that were granted to officers of Avalon Properties prior to the Merger.

(4)  For  1998,  includes  amounts  contributed  by the  Company  to  the  Named
     Executive Officers' 401(k) accounts in the following amounts: Mr. Michaux--$4,800; Mr. Berman--$4,800; Mr. Blair--$4,800; Mr. Slater--$4,800;
     and Mr. Van Horn--$1,000.

(5) For 1998, includes premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts:
     Mr.  Meyer--$73,846;  Mr.  Michaux--$115,468;   Mr.  Berman--$61,080;   Mr.
     Blair--$27,488; Mr. Slater--$36,350; and Mr. Van Horn--$22,012.

(6) Prior to the Merger, Mr. Meyer was the Company's Chairman, President and Chief Executive Officer.

(7) An aggregate of $315,028 of Mr. Meyer's salary and bonus compensation was deferred pursuant to an election under the Stock Incentive Plan. Such deferred compensation will be payable in the form of Common Stock upon Mr. Meyer's termination of employment.

(8) Consists of 6,200 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares. All such shares awarded to Mr. Berman vested upon termination of his employment.

(9) An aggregate of $265,493 of Mr. Meyer's salary and bonus compensation was deferred pursuant to an election under the Stock Incentive Plan. Such deferred compensation will be payable in the form of Common Stock upon Mr. Meyer's termination of employment.

(10) Consists of 10,000 shares of restricted stock awarded as of January 30, 1998, valued at $37.9375 per share. These shares vest in five equal annual installments beginning on January 30, 1999. Dividends are payable on these shares. All such shares awarded to Mr. Van Horn vested upon termination of his employment.

(11) Consists of 20,000 shares of restricted stock awarded as of February 3, 1997, valued at $36.375 per share. These shares vest in five equal annual installments beginning on February 3, 1998. Dividends are payable on these shares.

(12) These Named Executive Officers began employment on June 4, 1998. The salaries indicated for 1998 consist of salary payments from June 4, 1998 through December 31, 1998 based on the following annual base salaries: Mr. Michaux--$350,000; Mr. Berman--$350,000; Mr. Blair--$300,000; and Mr.
     Slater--$300,000.

(13) Consists of 4,710 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(14) Consists of 4,960 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(15) Mr. Berman's employment with the Company terminated after the end of 1998.

(16) Mr. Van Horn's employment with the Company terminated after the end of 1998.

(17) Consists of 4,030 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares. All such shares awarded to Mr. Van Horn vested upon termination of his employment.

(18) Includes $5,807 of imputed interest income derived from Mr. Van Horn's interest-free loan from the Company and $24,400 of imputed income resulting from the forgiveness by the Company of one-fifth of the outstanding principal amount of such loan. For a more detailed discussion of the loan, see "Certain Relationships and Related Transactions--Indebtedness of Management."

(19) Includes $7,539 of imputed interest income derived from Mr. Van Horn's interest-free loan from the Company and $24,400 of imputed income resulting from the forgiveness by the Company of one-fifth of the outstanding principal amount of such loan. For a more detailed discussion of the loan, see "Certain Relationships and Related Transactions--Indebtedness of Management."

(20) Mr. Van Horn began employment on June 19, 1996.

(21) Consists of (i) 1,000 shares of restricted stock awarded on August 6, 1996, valued at $25.375 per share, which vest in five equal annual installments beginning on June 19, 1997, and (ii) 1,000 shares of restricted stock awarded as of February 3, 1997, valued at $36.375 per share, which vest in five equal annual installments beginning on February 3, 1998. Dividends are payable on these shares. All such shares awarded to Mr. Van Horn vested upon termination of his employment.

(22) Includes $20,682 reimbursed to Mr. Van Horn for all moving-related expenses incurred in connection with his hiring in June 1996 and $3,578 of imputed interest income derived from Mr. Van Horn's interest-free loan from the Company. For a more detailed discussion of the loan, see "Certain Relationships and Related Transactions--Indebtedness of Management."


Option Grants with respect to Fiscal Year 1998

     The following table sets forth the options granted with respect to the fiscal year ended December 31, 1998 to the Company's Named Executive Officers.

                                                   Individual Grants
                                  ----------------------------------------------------
                                   Number of     Percent of                               Potential Realizable Value
                                    Shares      Total Options                             at Assumed Annual Rates of
                                  Underlying     Granted to                                Stock Price Appreciation
                                    Options       Employees     Exercise                        for Option Term
                                    Granted      for Fiscal       Price     Expiration    --------------------------
Name                                  (#)       Year 1998(1)     ($/Sh)        Date          5%($)          10%($)
----                              ----------    -------------   --------    ----------    ----------      ----------
Gilbert M. Meyer                   62,000(2)        3.9%          32.00       2/17/09     $1,247,728      $3,161,986
Richard L. Michaux                 62,000(2)        3.9           32.00       2/17/09      1,247,728       3,161,986
Bryce Blair                        46,500(2)        2.9           32.00       2/17/09        935,796       2,371,489
Robert H. Slater                   46,500(2)        2.9           32.00       2/17/09        935,796       2,371,489
Charles H. Berman                  62,000(2)        3.9           32.00       2/17/09      1,247,728       3,161,986
Jeffrey B. Van Horn                37,200(2)        2.3           32.00       2/17/09        748,637       1,897,192
                                   70,000(3)        4.3           37.00       3/08/08      1,628,839       4,127,794

----------
(1) A total of 1,610,122 options to purchase Common Stock of the Company were granted to employees of the Company with respect to the fiscal year ended December 31, 1998. This chart excludes options granted on January 30, 1998 with respect to the fiscal year ended December 31, 1997 in the following amounts: Mr. Meyer--100,000 and Mr. Van Horn--50,000. The grant of those options was disclosed in the Company's 1998 Proxy Statement. In addition, this chart excludes options to purchase 2,626,863 shares of Avalon Properties that were converted into options to purchase 2,018,219 shares of Common Stock of the Company in connection with the Merger. The options granted to Messrs. Berman and Van Horn became exercisable upon the termination of their employment.

(2) These options were granted on February 17, 1999 and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.

(3) These options were granted on March 8, 1998 and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.

Option Exercises and Year-End Holdings

     The following table sets forth the aggregate number of options to purchase Common Stock that were exercised in 1998 and the value of options held as of December 31, 1998 by the Company's Named Executive Officers.

               Aggregated Option Exercises in Fiscal Year 1998 and
                       Fiscal Year-End 1998 Option Values

                                                                Number of Securities     Value of Unexercised
                                                               Underlying Unexercised        in-the-Money
                                    Shares                        Options at Fiscal        Options at Fiscal
                                  Acquired On                         Year-End                 Year-End
                                   Exercise         Value           Exercisable/             Exercisable/
Name                                  (#)        Realized($)      Unexercisable(#)        Unexercisable($)(1)
----                              -----------    -----------   ----------------------    --------------------

Gilbert M. Meyer                      --             --           190,000/210,000         $2,356,875/$455,625
Richard L. Michaux                    --             --           179,270/128,050            872,405/0
Bryce Blair                           --             --            78,111/136,342            378,046/0
Robert H. Slater                                     --            78,111/136,342            378,046/0
Charles H. Berman                     --             --           179,270/253,050            872,405/0
Jeffrey B. Van Horn                   --             --            17,500/147,500            110,938/110,938

----------
(1) Based on the last reported sale price of the Company's Common Stock on the NYSE on December 31, 1998 of $34.25 per share.

Employment Agreements

     On March 9, 1998, the Company entered into new three-year employment agreements (collectively, the "Employment Agreements") with the Named Executive Officers, all of which became effective upon completion of the Merger. The employment of two of these officers (i.e., Messrs. Berman and Van Horn) was terminated without cause in February 1999. The Company believed that the new Employment Agreements, as well as similar employment agreements the Company entered into with other senior executives of the Company and Avalon Properties, would provide the appropriate incentives for the senior executives of the Company and Avalon Properties to remain with their respective companies despite the uncertainties associated with a pending merger and that it would be advantageous for the Company to have similar agreements with all of its executive officers following the Merger. The uniformity in the agreements with respect to, among other things, employment periods, employee benefits, severance and change in control benefits, ethics policies and nondisclosure was intended to enhance administrative efficiency and foster an environment that is conducive to a successful merger integration process.

     In consideration of the new employment agreements and option grants made by their respective companies in connection with the Merger, all of the Named Executive Officers waived any change in control benefits (such as severance payments or acceleration of option or restricted stock vesting) that could have become payable to them as a result of the Merger pursuant to any prior agreements with the Company or Avalon Properties, as the case may be. The Employment Agreements provide for automatic one year renewals after the third year, unless an advance notice of non-renewal is provided by either party to the other at least six months prior to the expiration of the employment term, and an automatic extension of three years upon a change in control of the Company.

     The Employment Agreements also provide for (i) base salary and (ii) incentive compensation in the form of cash awards, stock options and stock grants subject to the discretion of, and attainment of performance goals established by, the Compensation Committee. Mr. Berman's agreement provided for him to relocate from the Company's Wilton, Connecticut office to its office in San Jose, California. In connection with such relocation, the Company agreed to provide Mr. Berman with housing and to reimburse Mr. Berman for certain additional expenses and costs he suffered as a result of such relocation. The initial base salaries for the Named Executive Officers under the Employment Agreements are as follows: Gilbert M. Meyer--$350,000; Richard L. Michaux--$350,000; Charles H. Berman--$350,000; Bryce Blair--$300,000; Robert H. Slater--$300,000; and Jeffrey B. Van Horn--$270,000.

     Each Employment Agreement provides that the base salary will be reviewed by the Company as of the first anniversary of its effective date (i.e., June 4, 1999) and may be increased but not decreased. Beginning on January 1, 2000, the base salaries will be reviewed no less frequently than annually and may be increased but not decreased. During any renewal term, base salary increases will be equal to the greater of 5% of the prior year's base salary, a factor based on increases in the consumer price index, or an amount agreed upon by the parties.

     In the event the Company terminates the executive without cause, the executive resigns for good reason (including a material adverse change in duties and/or position, involuntary relocation, and material breach of the agreement by the Company), or if the executive resigns for any reason within twelve (12) months following a change in control, then the executive is entitled to severance benefits equal to: (A) three times the sum of a three year average of
(i) base salary, (ii) cash bonus earned and (iii) the value of stock and equity-based compensation awards granted (which value is to be determined by the Compensation Committee) (in each case, (i), (ii) and (iii), collectively, comprise the executive's "Covered Average Compensation"); (B) 36 months of welfare insurance benefits; (C) the vesting of equity awards; and (D) payment of premiums due on the split-dollar insurance policy for so long as such payments are due. In addition, if the Company elects not to renew the term of any of the Employment Agreements still in effect, it will be required to provide the executive with the following severance benefits: (i) twelve (12) months of Covered Average Compensation; (ii) 24 months of welfare insurance benefits;
(iii) vesting of equity awards; and (iv) payment of premiums due on the split-dollar insurance policy for so long as such payments are due. In the event any of the payments made in connection with a change in control exceeds three times the executive's average total annual compensation includable in income during the preceding five years ("base amount"), the excess over the executive's base amount would constitute an "excess parachute payment" under the Code and would subject the executive to a 20% excise tax and not be deductible by the Company. The Employment Agreements provide for a partial gross-up payment to the executive so that the executive is made whole for such excise tax, other than the income tax liability resulting from such gross-up payment.

     Each of the Employment Agreements provides that, in general, for one year following termination by the Company for cause or termination by the executive (other than in the event of a constructive termination without cause) prior to a change in control, each executive will not, without the prior consent of the Board of Directors, become associated with, or engage in any executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to all aspects of residential real estate ownership, management, residential real estate franchising and residential real estate joint venturing with respect to any person, corporation, partnership, venture or other entity which (A) is a publicly traded real estate investment trust, or (B) is engaged in the business of managing, owning, leasing, or joint venturing residential real estate within 30 miles of residential real estate owned or under management by the Company or its affiliates. In addition, the Employment Agreements provide that for one year following termination, each executive will not, without the prior written consent of the Company, solicit or attempt to solicit for employment, with or on behalf of any corporation, partnership, venture or other business entity, any employees of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months unless such person's employment was terminated by the Company or any of such affiliates.

     In February 1999, the Company announced certain management changes. The management changes included the departures of Charles H. Berman, the Company's President, Chief Operating Officer and a director; Jeffrey B. Van Horn, Senior Vice President--Investments; and Max L. Gardner, Senior Vice President--Development/Acquisitions. Other announced management changes included the promotion of Bryce Blair, then Senior Vice President--Development/Acquisitions, to Chief Operating Officer, and the promotion of Robert H. Slater, then Senior Vice President--Property Operations, to Executive Vice President. Messrs. Berman, Gardner and Van Horn are entitled to severance benefits in accordance with the terms of their employment agreements with the Company dated as of March 9, 1998. Because a complete plan of management realignment was not in existence on June 4, 1998, the date of the Merger, the expenses associated with this management realignment are not considered a part of the Company's purchase price for Avalon and, accordingly, these expenses will be treated as a non-recurring charge. Management and the terminated officers are currently determining the amount of severance that each terminated officer is entitled to receive pursuant to their employment agreements and the valuations, if any, that must be performed pursuant to the terms of their employment agreements.

Compensation Committee Report on Executive Compensation

     Changes in Composition of Compensation Committee. From January 1998 through July 1998, the Compensation Committee consisted of Bruce A. Choate, John J. Healy, Jr., Brenda J. Mixson and Thomas H. Nielsen. Following the Merger, the Board of Directors determined to reconstitute its existing board committees and form various new committees such that each committee would consist of those members of the expanded Board of Directors whose experience and qualifications were most closely aligned with the responsibilities of such committee. Accordingly, since July 1998, the Compensation Committee has consisted of Lance
R. Primis (Chair), Michael A. Futterman, Christopher B. Leinberger and Thomas H. Nielsen.

     As a result of the Merger, the Compensation Committee undertook a review of the compensation policies of each of the Company and Avalon Properties in effect prior to the Merger in order to formulate a compensation policy that is appropriate for the resulting corporation. Many of the factors that led the Company and Avalon Properties to engage in a "merger of equals" transaction (e.g., comparable asset size, market capitalizations, operating philosophies and apartment portfolios) also contributed to the companies having similar compensation policies prior to the Merger. However, the Merger resulted in a corporation of increased size, market capitalization, geographic market diversity and management depth and experience, all of which were considered in formulating the compensation policies of the Company. The following is a summary of such policies.

     Objectives of Executive Compensation. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and contributing to its long-term growth and profitability. The Company's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company's stockholders.

     The Company compensates its executive officers through a combination of annual base salary, annual cash bonuses and awards under the Stock Incentive Plan. The Company's goal is to provide total compensation to its executive officers that is competitive with those levels of total compensation paid in the REIT industry for companies with similar property portfolios and of similar size, makeup and performance. For purposes of evaluating relative executive compensation amounts, the Compensation Committee reviewed the total compensation paid by comparable REITs and other real estate companies that were selected based primarily on financial performance, property type, market capitalization and geographic market diversity.

     The Company's compensation program has three principal elements: base salary, a "corporate bonus program" under which an annual cash bonus is paid, and a "long-term incentive goal program" under which stock options and restricted shares are granted.

          Base Salary. The Company establishes base salary levels for its key executives relative to base salary levels for key executives of comparable REITs. Under the Employment Agreements, for fiscal year 1998, base salaries of the Company's Executive Chairman, Chief Executive Officer, President and its Senior Vice Presidents were set at rates that the Company believes were generally lower than the median base salaries earned by officers holding similar positions within other comparable REITs. This is consistent with the Company's policy to place greater emphasis on performance-related incentive compensation, such as bonuses and stock options.

          Cash Bonus. Under the Company's corporate bonus program, the Compensation Committee may award annual cash bonuses to executive officers and certain other members of management for the achievement of specified performance goals for the Company and the individual. Each year, the Compensation Committee sets for each officer the maximum cash bonus that may be awarded that officer if maximum goals are achieved. For bonuses in respect of 1998, the goals for determining the percentage of such maximum cash bonus that were actually awarded were (i) the achievement of targeted growth in FFO per share, (ii) the achievement of a targeted ranking of the multiple that the Company's stock price at year end represented to FFO per share as compared to other apartment REITs, and (iii) subjective goals based on an individual officer's performance, with the weighting between these three goals set in advance. For 1999, the goals will be (i) the achievement of a targeted level of FFO per share and (ii) an evaluation of management performance. For the management performance factor in determining the cash bonus to be paid to officers, the Committee will make a subjective evaluation of the performance of management, as a whole, in accomplishing certain goals of the Company, including maintaining balance sheet discipline, transitioning and developing the management team, and implementing the Company's strategic plans.

          Long-Term Incentive Awards. Stock options and restricted stock granted under the Company's Stock Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of the Company's Common Stock and, generally, will vest over a period of three to four years. Each year, the Compensation Committee sets for each officer the maximum number of options and restricted shares that may be granted that officer if maximum goals are achieved. The goals for determining the percentage of such maximum number of options and shares that were actually awarded in respect of 1998 included (i) the achievement of a targeted level of FFO per share, (ii) the achievement of a targeted ranking of the multiple that the Company's stock price at year end represented to FFO per share as compared to other apartment REITs, and (iii) the change in stock price during the year. For 1999, the goals will include total shareholder return on the Company's common stock, growth in FFO per share, and the multiple that the price of the Company's common stock represents to the Company's FFO per share; in each case, achievement of these goals will be determined by measuring the Company's performance against a peer group of apartment REITs. A portion of an officer's long-term incentive awards are determined on a discretionary basis. The Compensation Committee views stock options and restricted stock as a means of aligning management and stockholder interests and expanding management's long-term perspective.

     Compensation Committee Procedures. The Company's executive compensation program is administered under the direction of the Company's Compensation Committee, none of whom are employed by the Company. Final compensation determinations for each fiscal year are generally made after the end of the fiscal year after financial statements for such year become available. At that time, cash bonuses and grants of stock options and restricted stock, if any, are determined based on the past year's performance, and base salaries and maximum cash bonuses and long term incentive awards for the following fiscal year are set. At meetings held on February 10, 1999 and March 11, 1999, the Compensation Committee determined annual cash bonuses under the corporate bonus program and awards of stock options and restricted stock under the long-term incentive goal program for its officers and certain key employees, as described in the Summary Compensation Table included in this Proxy

Statement. The Committee also set financial targets to be used, along with areas
for  subjective  evaluations  of  management  and  individual  performance,   in
determining 1999 bonuses.

     Compensation of the Executive Chairman and the Chief Executive Officer. The Compensation Committee considers the Company's financial performance to be the principal determinant in the overall compensation package of the Executive Chairman and the Chief Executive Officer. In determining the cash bonuses and long-term incentive awards that should be provided these officers, the Compensation Committee considers the same financial criteria that are used for other officers. The Committee also considers individual performance of these officers.

     The annual base salary of Messrs. Meyer and Michaux for 1998 was $350,000, and the Compensation Committee believes that this rate, when considered together with their cash bonuses and long-term equity incentive compensation, is consistent with the Company's performance and their contributions to such performance and is in accord with industry practices. Under their Employment Agreements, the base salary for each officer will be reviewed as of June 4, 1999 and may be increased but not decreased. Under the corporate bonus program, the Compensation Committee approved a $252,000 cash bonus for each of Messrs. Meyer and Michaux with respect to 1998. The Compensation Committee also awarded each officer options to purchase 62,000 shares of Common Stock based upon 1998 performance. These options will become exercisable in equal installments over a three-year period at an exercise price of $32.00 per share, the last reported sale price of the Common Stock on the NYSE on the date of grant, February 17, 1999. This grant of options is intended to enhance each officer's long-term incentive to contribute to the Company's success, and was made without regard for their current share ownership. Finally, the Compensation Committee approved an award to each officer of 6,200 shares of restricted stock based upon 1998 performance. One-fifth of these shares vested on February 17, 1999, and the remaining shares vest in four equal annual installments. These cash bonuses and long term incentive awards were made following a review by the Committee of the financial performance of the Company and the individual performance of these officers, as described above.

     Compensation  of  Other  Executive   Officers.   The  Company's   executive
compensation program for other executive officers is based on the same performance goals and other factors described above for the Executive Chairman and Chief Executive Officer, although the corporate, business unit and individual performance goals and the relative weighting of the quantitative performance factors described above varies, depending on the responsibilities of particular officers. The Compensation Committee considers the evaluations and recommendations of the Executive Chairman and Chief Executive Officer with respect to the other executive officers of the Company. In recognition of the Company's achievements during 1998, including the successful completion of the Merger, the Compensation Committee approved the Named Executive Officers' cash bonuses described in the Summary Compensation Table for the Company's fiscal year 1998 pursuant to the corporate bonus program.

     For all of the Named Executive Officers, the Compensation Committee also considers stock options and restricted stock grants to be an important component of total compensation. As a result of such grants, the Named Executive Officers will, like the Company's other stockholders, benefit from an appreciation in the Company's stock price. Based on 1998 performance, following the end of 1998 the Compensation Committee authorized the grant to Messrs. Berman, Blair, and Slater, of options to purchase 62,000, 46,500 and 46,500 shares of Common Stock, respectively. All of these options become exercisable in three equal annual installments at an exercise price of $32.00 per share, the last reported sale price of the Common Stock on the NYSE on the date of grant, February 17, 1999. In addition, the Compensation Committee approved the grant to each of Messrs. Berman, Blair, and Slater of 6,200, 4,710 and 4,960 shares of restricted stock, respectively. In each case, one-fifth of the shares granted vested on February 17, 1999, and the remaining four-fifths vest in four equal annual installments. During 1998, Avalon Properties also granted these officers options to purchase common stock in connection with the Merger. Specifically, as of March 8, 1998, Messrs. Berman, Blair, and Slater received options, which become exercisable in three equal annual installments, to purchase 125,000, 80,000 and 80,000 shares, respectively, at an exercise price of $37.50 per share (after taking into account the conversion of shares of Avalon Properties' stock into stock of the Company). Upon termination of Mr. Berman's employment, all of the options and restricted shares granted to him in respect of 1998 performance vested.

     The Securities and Exchange Commission (the "SEC") requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Company believes that, because it qualifies as a REIT under the Code and because all distribution requirements under the Code were satisfied, the Company is not subject to federal income taxes, and the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Company's net income. To the extent that compensation does not qualify for deduction under Section 162(m) a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

                              Submitted by the Compensation Committee:

                                        Lance R. Primis (Chair)
                                        Michael A. Futterman
                                        Christopher B. Leinberger
                                        Thomas H. Nielsen

Stock Performance Graph

     The following graph provides a comparison, from the Company's initial public offering in March 1994 through December 1998, of the cumulative total stockholder return (assuming reinvestment of any dividends) among the Company, the Standard & Poor's ("S&P") 500 Index, the NAREIT Equity REIT Total Return Index (the "NAREIT Equity Index"), an industry index of 173 real estate investment trusts, including the Company, and a peer group index composed of 27 publicly-traded apartment REITs, including the Company (the "NAREIT Apartment Index"). The NAREIT Equity Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. The NAREIT Apartment Index includes only REITs that invest directly or indirectly solely in the equity ownership of multifamily residential apartment communities. The Company has adopted the NAREIT Apartment Index as a replacement for the NAREIT Equity Index because it believes that the NAREIT Apartment Index, which is limited to REITs engaged in the same market sector as the Company, provides a comparison that is more appropriate for assessing the Company's relative performance. Upon written request to the Company's Secretary, the Company will provide any stockholder with a list of the REITs included in the NAREIT Equity Index and the NAREIT Apartment Index.

                         3/94     6/94    12/94     6/95    12/95    6/96    12/96     6/97    12/97    6/98     12/98
AvalonBay              100.00    99.39   101.61   100.34   129.63   142.82   204.53   215.21   231.72   230.88   217.38
Apartment REITs        100.00    99.45    99.19   100.42   112.24   119.88   145.51   156.56   168.85   165.24   154.08
Equity REITs           100.00   101.84    99.77   105.46   115.01   122.85   155.57   164.44   187.08   177.67   154.34
S&P 500                100.00   100.41   105.33   126.55   144.75   159.36   177.98   214.66   237.37   279.43   305.21

[THE ABOVE TABLE WAS ALSO REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]


The historical information set forth above is not necessarily indicative of future performance. Data for the NAREIT Equity Index, the NAREIT Apartment Index and the S&P 500 Index were provided to the Company by NAREIT.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Lance R. Primis, Michael A. Futterman, Christopher B. Leinberger and Thomas H. Nielsen. None of them has served as an officer of the Company or any of its subsidiaries or has any other business relationship or affiliation with the Company or any of its subsidiaries, except his service as a director.

Principal Stockholders

     The following table sets forth the beneficial ownership of the Company's Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than five percent of the Company's Common Stock as of December 31, 1998, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group, based on representations of officers and directors of the Company as of January 25, 1999 (unless otherwise indicated) and filings through February 17, 1999 received by the Company on Schedules 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such information was provided by the stockholders listed (unless otherwise indicated) and reflects their beneficial ownership known by the Company. All percentages have been calculated as of January 25, 1999 and are based upon 64,095,626 shares of Common Stock outstanding at the close of business on such date.

                                                                          Number of Shares
                   Name and Business                                       of Common Stock          Percent
              Address of Beneficial Owner                               Beneficially Owned(1)      of Class
              ---------------------------                               ---------------------      --------
Gilbert M. Meyer .........................................                1,181,576(2)               1.8%
Richard L. Michaux .......................................                  608,024(3)               *
Charles H. Berman ........................................                  508,287(4)               *
Bruce A. Choate ..........................................                   22,500(5)(6)            *
Michael A. Futterman .....................................                   40,780(6)(7)(8)         *
John J. Healy, Jr ........................................                   21,000(9)               *
Christopher B. Leinberger ................................                   35,341(6)(8)            *
Richard W. Miller ........................................                   11,140(6)(10)           *
Brenda J. Mixson .........................................                   25,000(5)               *
Thomas H. Nielsen ........................................                   33,000(5)(11)           *
Lance R. Primis ..........................................                        0(12)              *
Allan D. Schuster ........................................                   44,876(8)               *
Bryce Blair ..............................................                  172,704(13)              *
Robert H. Slater .........................................                  189,061(13)(14)          *
Jeffrey B. Van Horn ......................................                   70,334(15)              *
All directors and executive officers as
a group (16 persons) .....................................                2,486,106(16)              3.8%
LaSalle Advisors Capital Management, Inc. ................                6,652,611(17)             10.4%
200 East Randolph Drive, Chicago, IL 60601
Cohen & Steers Capital Management, Inc. ..................                4,371,965(18)              6.8%
757 Third Avenue, New York, NY 10017-2013

----------
*    Less than one percent

(1) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(2) Includes (i) 250,000 shares issuable upon the exercise of stock options that vested on or before March 26, 1999, (ii) 23,463 shares issuable upon Mr. Meyer's termination of employment with the Company pursuant to an election to defer compensation in accordance with the terms of the Stock Incentive Plan and (iii) 908,113 shares held jointly with spouse.

(3) Includes (i) 179,270 shares issuable upon the exercise of stock options that vested on or before March 26, 1999, (ii) 2,173 shares owned indirectly by Mr. Michaux's spouse, (iii) 52,244 shares owned indirectly by The Michaux Family LLC and (iv) 374,337 shares held jointly with spouse.

(4) Includes (i) 220,937 shares issuable upon the exercise of stock options that vested on or before March 26, 1999 and (ii) 1,382 shares owned indirectly for minor children.

(5) Includes 21,000 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(6) Does not include 3,000 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

(7)  Includes 7,683 shares owned indirectly by Mr. Futterman's wife.

(8) Includes 29,195 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(9) Includes 15,000 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(10) Includes 7,683 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(11) Does not include 3,697 shares issuable in the future under deferred stock awards granted to Mr. Nielsen pursuant to elections under the Stock Incentive Plan. Mr. Nielsen is a co-trustee of a trust that holds 2,000 shares of Common Stock. He shares voting and investment power over the shares held by the trust with his wife and with the U.S. Trust Company of California pursuant to an investment management agreement.

(12) Does not include 2,000 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

(13) Includes 104,778 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(14) Includes 1,152 shares owned indirectly for minor children and 83,131 shares owned jointly with spouse.

(15) Includes 58,334 shares issuable upon the exercise of stock options that vested on or before March 26, 1999.

(16) Does not include the beneficial ownership of executive officers whose employment with the Company terminated prior to the date of this Proxy Statement.

(17) The information reported includes 3,831,695 shares beneficially owned by ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle"), a Maryland limited partnership, the limited partner of which is LaSalle Advisors Capital Management, Inc. ("LaSalle"). Information reported is based upon a
     Schedule 13G/A filed with the SEC on February 17, 1999 reporting beneficial ownership as of December 31, 1998. The Schedule 13G/A indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940 and that they have different advisory clients. The Schedule 13G/A also indicates that (i) LaSalle has sole dispositive and sole voting power with respect to 2,151,220 shares, shared dispositive power with respect to 669,696 shares and shared voting power with respect to 56,272 shares, and (ii) ABKB/LaSalle has sole dispositive power with respect to 608,729 shares, shared dispositive power with respect to 3,222,966 shares, sole voting power with respect to 668,023 shares and shared voting power with respect to 3,013,333 shares.

(18) Information reported is based upon a Schedule 13G filed with the SEC on February 9, 1999 reporting beneficial ownership as of December 31, 1998. This Schedule 13G indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that the reporting entity has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,817,301 of the shares. The reporting entity has no shared dispositive or voting power with respect to the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need be filed. Insiders are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 1998, all filing requirements applicable to the Insiders were timely satisfied, except that (i) Ms. Shotwell inadvertently reported late the sale of 750 shares of Common Stock, as well as the related exercise of a like number of options and (ii) in connection with accepting officer and/or director positions with the Company following the Merger, Form 3 reports were filed one to two weeks late by Messrs. Berman, Blair, Leinberger, Michaux, Miller, Sargeant, Schuster and Slater.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships.

     Purchase of Mortgage Loan. Messrs. Michaux, Berman and Blair are partners of an entity that is the general partner of Arbor Commons Associates Limited Partnership ("Arbor Commons Associates"). Concurrently with Avalon Properties' initial public offering in November 1993 (the "Avalon Properties Offering"), Avalon Properties purchased an existing participating mortgage loan made to Arbor Commons Associates that was originated by CIGNA Investments, Inc. The mortgage loan is secured by the borrower's interests in the Avalon Arbor community. Avalon Properties purchased the mortgage loan, rather than the Avalon Arbor community, to avoid the current recapture of certain low income housing tax credits by certain unaffiliated third party investors. This loan has an outstanding principal amount of $28.9 million and accrues interest at a fixed rate of 10.2% per annum, payable at 9% per annum. Under the terms of the loan, the Company (as successor to Avalon Properties) receives (as contingent interest) 50% of the cash flow after the 10.2% accrual rate is paid and 50% of the residual profits upon the sale of the community.

     Option to Acquire Property. The Company holds a right of first refusal with respect to approximately three and one-half acres of land in Gaithersburg, Maryland that is owned by an entity in which Mr. Michaux has an ownership interest. This arrangement was described under "Reorganization Transactions" on page 86 of Avalon Properties' prospectus dated November 11, 1993 relating to the Avalon Properties Offering.

Indebtedness of Management.

     Loan to Mr. Van Horn. In connection with the hiring of Mr. Van Horn in June 1996, Mr. Van Horn entered into an employment agreement with the Company pursuant to which he received a loan from the Company in the amount of $140,000 (the "Van Horn Loan"), which did not bear interest during the term of employment. Under the terms of the promissory note executed by Mr. Van Horn in connection with the Van Horn Loan, the Van Horn Loan was to be repaid in installments equal to 90% of any bonus compensation (after the deduction of taxes) received by Mr. Van Horn concurrently with the receipt of any such bonus. On January 30, 1998 the Compensation Committee determined to extend the maturity date for the Van Horn Loan by one year and to forgive the outstanding principal amount under the Van Horn Loan (i.e., $122,000 as of January 30, 1998) ratably over the remaining five year period of the Van Horn Loan. Accordingly, on January 30, 1998 the Company forgave $24,400 of the outstanding principal amount under the Van Horn Loan owed by Mr. Van Horn to the Company.

     Mr. Van Horn entered into a new employment agreement with the Company, dated as of March 9, 1998 (the "Van Horn Agreement"), in connection with the Merger. Pursuant to the Van Horn Agreement, on January 1 of each year during the employment period, 25% of the Van Horn Loan (which had an outstanding principal balance of $97,600 as of March 9, 1998) was to be forgiven, except that if Mr. Van Horn was terminated by the Company without Cause (as defined in the Van Horn Agreement), any outstanding balance under the Loan would be forgiven by the Company. Accordingly, upon the termination of Mr. Van Horn's employment with the Company in February 1999, the outstanding balance under this loan was forgiven.

     Avalon Properties Loan Program. On January 22, 1997, the Board of Directors of Avalon Properties instituted a loan program under which Avalon Properties would lend amounts to or on behalf of Avalon Properties' employees (a "Stock Loan") equivalent to the employees' tax liabilities related to grants of restricted stock to the employees under Avalon Properties' 1995 Equity Incentive Plan (the "Grant Award"). The amount of each advance extended to an employee of Avalon Properties under a Stock Loan was determined on the date or dates on which the Grant Award vests and equals the amount of the tax liability related to the portion of the Grant Award then vesting, calculated using the employee's actual blended state, local and federal tax rate up to a maximum rate of 40% plus the tax liability related to the then current projected annual dividend income generated by the Grant Award calculated at a 40% tax rate (federal, state and local combined). Each employee who received such a Stock Loan has executed a promissory note (a "Note") payable to Avalon Properties. In connection with the Merger, the Company has assumed all rights and obligations of Avalon Properties under such Notes and the 1995 Equity Incentive Plan.

     Each Note bears interest at the Short Term Applicable Federal Rate (6.43% for Stock Loans made by Avalon Properties in 1998) in effect on the date of the Note (the "Interest Rate") and such rate is fixed until the fifth anniversary of the Note, on or after which date the Note becomes immediately due and payable upon demand by the Company (the "Maturity Date"). After the fifth anniversary of the Note and until the Maturity Date, interest continues to accrue at either the Interest Rate or, if the prevailing Short Term Applicable Federal Rate is greater or less than the Interest Rate by an increment of 4.0%, then interest accrues at the prevailing Short Term Applicable Federal Rate. Vested shares of the Grant Award serve as collateral (the "Pledged Stock") for each Note until such time as the Note has been paid in full. All dividends related to the employee's Grant Award (including dividends on unvested shares) are applied to the outstanding Stock Loan balance, first to interest, then to outstanding principal. If the market value of the Pledged Stock declines such that the Stock Loan exceeds 50% of the value of the Pledged Stock (the "LTV ratio"), then the Company may require the employee to make a cash payment sufficient to bring the LTV ratio below 50%, or the Company may sell or otherwise dispose of the amount of Pledged Stock needed to bring the LTV ratio below 50%. The Company's recourse against an employee under the Notes for satisfaction of the Stock Loans and all other amounts due is limited to the Company's rights in the Pledged Stock.

     As of March 23, 1999, the Company (as successor to Avalon Properties) had extended Stock Loans totaling $465,828 to its employees, including the amounts of $115,179, $107,569 and $61,554 which were extended to Messrs. Michaux, Berman and Blair, respectively.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On November 11, 1998, PricewaterhouseCoopers LLP was dismissed and Arthur Andersen LLP was engaged as the principal independent public accountant for the Company. The decision to change accountants was unanimously approved by the Company's Board of Directors.

     The reports of PricewaterhouseCoopers LLP on the financial statements of the Company for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended December 31, 1996 and 1997, and the subsequent interim period through November 11, 1998, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

     During the Company's fiscal years ended December 31, 1996 and 1997, and the subsequent interim period through November 11, 1998, Arthur Andersen LLP was not engaged as an independent accountant to audit either the Company's financial statements or the financial statements of any of its subsidiaries, nor was it consulted regarding the application of the Company's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

                                  OTHER MATTERS

Solicitation of Proxies

     The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.


Stockholder Proposals for Annual Meetings

     Stockholder proposals (including director nominations) submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Stockholders must be received by the Company by December 9, 1999. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

     For a proposal of a stockholder (including director nominations) to be presented at the Company's 2000 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company's Bylaws, (A) not prior to November 7, 1999 nor later than February 20, 2000 or (B) in the event that the 2000 Annual Meeting of Stockholders is called for a date prior to April 28, 2000, not later than the close of business on (1) the twentieth (20th) calendar day (or if that day is not a business day for the Company, on the next succeeding business day) following the earlier of (x) the date on which notice of the date of such meeting was mailed to stockholders, or (y) the date on which the date of such meeting was publicly disclosed, or (2) if such date of notice or public disclosure occurs more than seventy-five (75) calendar days prior to the scheduled date of such meeting, then the later of (x) the twentieth (20th) calendar day (or if that day is not a business day for the Company, on the next succeeding business day) following the date of the first to occur of such notice or public disclosure or (y) the seventy-fifth (75th) calendar day prior to such scheduled date of such meeting (or if that day is not a business day for the Company, on the next succeeding business day).

     Any such proposals should be mailed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary.

Other Matters to be Presented

     The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                           AVALONBAY COMMUNITIES, INC.
                    THIS PROXY IS SOLICITED ON BEHALF OF THE
           BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

     The undersigned stockholder(s) of AvalonBay Communities, Inc. (the "Company"), hereby appoints Messrs. Gilbert M. Meyer and Richard L. Michaux, and each of them singly, as proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia on May 5, 1999 at 9:30 a.m. local time, and at any and all adjournments thereof, to vote all shares of common stock of said Company held of record by the undersigned on March 22, 1999, as if the undersigned were present and voting the shares.

[X]  Please mark vote as in this example.

1. To elect nine directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Nominees: Gilbert M. Meyer, Richard L. Michaux, Bruce A. Choate, Michael A. Futterman, John J. Healy, Jr., Richard W. Miller, Brenda J. Mixson, Lance R. Primis and Allan D. Schuster

[_]  FOR all nominees
     listed above (except as indicated to the contrary).

[_] WITHHOLD AUTHORITY to vote for the nominees listed above.

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

                         (To Be Signed on Reverse Side)

                           (continued from other side)

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, and in accordance with the proxies' discretion on such other business that may properly come before the meeting.

[_]  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW:

[_]  I PLAN TO ATTEND THE MEETING


Date:__________, 1999

__________________________
     Signature

__________________________
Signature if held jointly

NOTE: (Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.)